Exhibit 10.1

SPS COMMERCE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Adopted: February 24, 2015

Director annual retainer: Annual retainer, payable in case, of $27,500 per director except for the chairperson who shall receive $39,500

Committee chairs annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$15,000
Compensation Committee:	$10,000
Governance and Nominating Committee:	$6,800

Committee member annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$5,000
Compensation Committee:	$4,000
Governance and Nominating Committee:	$2,700

Non-statutory stock option grants:

•	To purchase up to $46,175 of common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 on the date of the Company’s annual meeting of stockholders using the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders

•	Exercise price per share equal to the closing sales price for a share on the Nasdaq Global Market on the date of the annual meeting of stockholders

•	Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30, provided the recipient remains a member of the board as of the vesting date

•	Maximum term of seven years measured from the date of grant

Restricted stock grants:

•	To acquire up to $46,175 of restricted common stock calculated by dividing this amount by the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the Company’s annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders

•	Vests in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30, provided the recipient remains a member of the board as of the vesting date

Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.